EXHIBIT 12.3

          UNION OIL COMPANY OF CALIFORNIA AND CONSOLIDATED SUBSIDIARIES

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES



                                                           For the Three Months
                                                               Ended March 31
                                                   -----------------------------
Dollars in millions                                            1996         1995
- - --------------------------------------------------------------------------------
Net earnings .........................................         $125         $ 74
Provision for income taxes ...........................           90           57
                                                                 --           --
Earnings subtotal ....................................          215          131

Fixed charges included in earnings:
Interest expense .....................................           78           70
Interest portion of rentals ..........................           10           13
                                                                 --           --
        Subtotal .....................................           88           83

Earnings available before fixed charges ..............         $303         $214
                                                               ====         ====

Fixed charges:
Fixed charges included in earnings ...................         $ 88         $ 83
Capitalized interest .................................            3            8
                                                                  -            -
Total fixed charges ..................................         $ 91         $ 91
                                                               ====         ====
Ratio of earnings to fixed charges ...................          3.3          2.3